                                   EXHIBIT 21


SUBSIDIARIES OF THE COMPANY


Direct and Indirect Subsidiaries of Tweeter Home Entertainment Group, Inc.:

-- New England Audio Co., Inc., a Massachusetts corporation

-- Tweeter of California, Inc., a California corporation

-- NEA Delaware, Inc., a Delaware corporation

-- Sound Advice, Inc., a Florida corporation

-- The Video Scene, Inc. d/b/a Big Screen City, a California corporation

-- Sound Advice of Arizona Inc., a Florida corporation (does business as
   Showcase Home Entertainment)

-- Hillcrest High Fidelity, Inc., a Texas corporation

THEG USA, L.P., a Delaware limited partnership:

-- New England Audio Co., Inc. -- 1% general partner

-- NEA Delaware, Inc. -- 99% limited partner


Tweeter Home Entertainment Group Financing Trust (a Massachusetts business trust)

-- 100% Beneficiary: Sound Advice of Arizona Inc.

-- Trustees: Samuel Bloomberg, Jeffrey Stone